8PRICING SUPPLEMENT NO. 186 DATED                         Filed Pursuant to
MARCH 16, 2000 TO PROSPECTUS DATED                        Rule 424(b)(5)
AUGUST 26, 1998, AS SUPPLEMENTED BY                       File No. 333-60795
PROSPECTUS SUPPLEMENTS DATED SEPTEMBER 24, 1998
AND AUGUST 18, 1999

                          CMS ENERGY CORPORATION

    General Term Notes (servicemark of J.W. Korth & Company), Series E
                Due 9 Months to 25 Years from date of issue

          Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated August 26, 1998, as supplemented by the Additional Agent Prospectus Supplements dated September 24, 1998 and August 18, 1999.

Aggregate Principal Amount:             $1,542,000.00
Original Issue Date (Settlement Date):  March 21, 2000
Stated Maturity Date:                   January 15, 2003
Issue Price to Public:                  100.00% of Principal Amount
Interest Rate:                          8.375% Per Annum
Interest Payment Dates:                 April 15 and Monthly Thereafter
                                        Commencing April 15, 2000

Survivor's Option:                      [ X ] Yes     [   ] No
Optional Redemption:                    [   ]  Yes    [ X ] No

                                        Principal Amount of Notes
      Agent                             Solicited by Each Agent

First of Michigan Corporation           $  179,000.00
Prudential Securities Incorporated      $  404,000.00
J.J.B. Hilliard, W.L. Lyons, Inc        $  249,000.00
Raymond James & Associates, Inc         $  350,000.00
J.W. Korth & Company                    $  360,000.00
      Total                             $1,542,000.00

                                        Per Note Sold by
                                        Agents To Public        Total

Issue Price:                            $    1,000.00       $1,542,000.00
Agent's Discount or Commission:         $        5.00       $    7,710.00
Maximum Dealer's Discount or
  Selling Concession:                   $        8.00       $   12,336.00
Proceeds to the Company:                $      987.00       $1,521,954.00

CUSIP Number:  12589QY26